Filed Pursuant to Rule 433
                                                         File No.: 333-137620-02


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

                         THE SERIES 2006-20 CERTIFICATES

                            Initial       Pass-
                           Principal     Through
    Class                  Balance(1)      Rate       Principal Types       Interest Types        CUSIP
-------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1                 $196,077,000    5.500%   Senior, Pass-Through     Fixed Rate           94985E AA 9
Class A-PO                    $477,947    0.000%   Senior, Ratio Strip      Principal Only       94985E AB 7
Class A-R                         $100    5.500%   Senior, Sequential Pay   Fixed Rate           94985E AC 5
Class B-1                   $2,303,000    5.500%   Subordinated             Fixed Rate           94985E AD 3
Class B-2                     $400,000    5.500%   Subordinated             Fixed Rate           94985E AE 1
Class B-3                     $401,000    5.500%   Subordinated             Fixed Rate           94985E AF 8

Non-Offered Certificates
Class B-4                     $200,000    5.500%   Subordinated             Fixed Rate           94985E AG 6
Class B-5                     $200,000    5.500%   Subordinated             Fixed Rate           94985E AH 4
Class B-6                     $201,149    5.500%   Subordinated             Fixed Rate           94985E AJ 0

------------------
(1) Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, to the Class A-R and Class A-1 Certificates.